Comprehensive Credit Facility Agreement Of Maximum Amount Entered into Between Shenzhen BAK Battery Co., Ltd (“the Company”) and Shenzhen Eastern Branch, Agricultural Bank of China (“Agricultural Bank”)

Summary of the main articles:
➢	Contract number: No.81001200713170001;
➢	Maximum amount for credit facilities to be provided: RMB 800 million, including RMB 600 million one-year term credit facilities and RMB 200 million five-year term credit facilities;
➢
Term: from June 8, 2007 to May 23, 2008, except as to funds borrowed under a loan agreement dated November 23, 2006, which may be drawn at any time within five years of the effective date of the loan agreement;

➢	Interest rate of loan shall be subject to each loan agreement/contract to be signed;
➢	Adjustment of credit can be made by Agricultural Bank under the any of the following:
■	The Company suffers severe operational risk or its financial situation severely deteriorates;
■	The Company is involved in any material litigation or arbitration, or in material breach of any other contract;
■	Guarantor’s payment ability is obviously weakened or value of pledged collaterals decreases obviously;
■	Occurrence of other instances which make Agricultural Bank think adjustment of credit facility is necessary.
➢	Breach of contract penalty: adjustment of credit, cancellation of unused credit, imposition of punitive interest, demand prepayment of loan and other measures;
➢	Special terms:
■	Should there be any discrepancy between this credit facility agreement and any loan agreement to be signed under this credit facility agreement, the loan agreement shall prevail.
■	This credit facility agreement is guarantied by the Guaranty Contract of Maximum Amount (reference no. 81905200700000125).

Summary of the articles omitted
➢	Definition
➢	Credit types used for the line of credit
➢	Use of the line of credit
➢	The guarantee of the loan under this Agreement
➢	Adjustment of the line of credit
➢	Dispute settlement
➢	Miscellaneous
➢	Validity
➢	Notes